UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) April 7, 2005

TEMPUR-PEDIC INTERNATIONAL INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-31922	33-1022198
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1713 Jaggie Fox Way

Lexington, Kentucky 40511

(Address of principal executive offices) (Zip Code)

(800) 878-8889

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 7, 2005, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Tempur-Pedic International Inc. (the “Company”) approved an increase in the annual salary of Mr. Robert B. Trussell, Jr., Chief Executive Officer, to $545,000. The Compensation Committee also approved a 2005 target bonus percentage for Mr. Trussell of 100% of base salary. The bonus target is based on a pro forma earnings per share target and a total revenue target adopted by the Compensation Committee.

In addition, on April 7, 2005, the Board of the Company approved annual salary increases for the other named executive officers (as defined in Regulation S-K Item 402(a)(3)). The Board also approved 2005 bonus targets for the other named executive officers as a percentage of each named executive officer’s base salary. These bonus targets are based on a pro forma earnings per share target and a total revenue target adopted by the Board. The base salary amounts and the bonus target percentages are as follows:

Officer	2005 Salary	2005 Bonus
Mr. H. Thomas Bryant, President	$408,000	80%
Mr. Matthew D. Clift, Executive Vice President of Global Operations	$312,000	50%
Mr. David C. Fogg, Senior Vice President and President of Tempur-Pedic, Inc. Retail Division	$297,000	50%
Mr. David Montgomery, Executive Vice President and President of International Operations	$390,000	50%
Mr. Dale E. Williams, Senior Vice President, Chief Financial Officer, Secretary and Treasurer	$283,000	50%

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 13, 2005

Tempur-Pedic International Inc.

By:	/s/ Robert B. Trussell, Jr.
Name:	Robert B. Trussell, Jr.
Title:	Chief Executive Officer